Exhibit 99.3

Gold Fields Limited
(Incorporated in the Republic of South Africa)
Registration number:1968/004880/06
ISIN: ZAE000018123
JSE Code: GFI
(“Gold Fields”)

MODIFICATION OF THE TERMS OF THE COMBINATION OF GOLD FIELDS’
SUBSIDIARIES INTERNATIONAL ASSETS WITH IAMGOLD CORPORATION

1.	Introduction

Further to the terms announcement dated 30 September 2004, and the subsequent Circular to Gold Fields shareholders dated 29 October 2004 (which contained a notice of general meeting) (“the Circular”), regarding the combination of all of Gold Fields’ subsidiaries assets located outside the Southern African Development Community with IAMGold Corporation (“IAMGold”) (“the Transaction”), shareholders are advised that Gold Fields and IAMGold have agreed to modify the terms of the Transaction.

2.	Rationale

This modification follows extensive canvassing of shareholder opinion that confirmed continuing strong support for Gold Fields’ international growth strategy underpinning the reverse takeover of IAMGold. However, following the relaxation of exchange controls (as further discussed hereunder), the launch of Harmony’s hostile offer and Noril’sk Nickel’s stated intention to vote against the Transaction, questions were raised by shareholders as to whether the original terms of the Transaction, which were warmly received at the time of their original announcement, were still appropriate in the light of the changed circumstances. The parties have therefore agreed that the cash contribution from Gold Fields’ subsidiaries to Gold Fields International will be reduced by US$200 million, and that the overall ownership and structure of the new vehicle will remain otherwise unchanged.

On 25 October 2004, the Government of the Republic of South Africa announced a series of relaxations to the country’s exchange controls. These relaxations, which were welcomed by Gold Fields, will facilitate the growth strategy, which was already being pursued through the creation of Gold Fields International and further emphasise the strategic rationale for, and benefits arising from, the combination with IAMGold.

In acquiring 70 percent of the shares of IAMGold — to be renamed Gold Fields International — Gold Fields will create a strong platform for international growth within the Gold Fields Group. Gold Fields believes that the appeal of the Transaction in creating a dynamic growth vehicle with a reduced cost of capital, quality assets and focussed management is stronger than ever and has been further strengthened by the new flexibility allowed by the exchange control liberalisation. Whilst we welcome the exchange control changes and the advantages they bring, they do not affect the strategic rationale for the transaction: a vehicle with direct access to international equity and debt markets will be able to compete more effectively on a global stage and deliver the aggressive growth that Gold Fields plans.

3.	The Amendment

The definitive agreement dated 30 September 2004, as amended and restated as of 4 November 2004 to incorporate certain non-material conditions and amendments requested by the Toronto Stock Exchange, provides for the transfer by Gold Fields’ subsidiaries to IAMGold or its subsidiaries of:

•	Gold Fields’ indirect 100 percent ownership interest in the St. Ives and Agnew gold mines in Australia;

•	Gold Fields’ indirect 71.1 percent ownership interest in the Tarkwa and Damang gold mines in Ghana;

•	the Arctic Platinum Project, an advanced development project in Finland in which Gold Fields has a 100 percent indirect interest;

•	Gold Fields’ indirect 80.7 percent economic interest and 92 percent voting interest in the Cerro Corona development project in Peru, the acquisition of which is subject to completion; and

•	a portfolio of other exploration properties, cash and investments.

The modification will result in the reduction of the cash contributed by Gold Fields’ subsidiaries by an aggregate amount of US$200 million. While the net value of the assets being acquired by IAMGold will be reduced by the cash amount of US$200 million, the purchase consideration remains the same being 351,690,218 fully paid and non-assessable common shares of IAMGold ranking pari passu with the existing common shares in issue. This purchase consideration remains subject to adjustment based on the total net cash contributed by Gold Fields to its offshore subsidiaries, full details of which are set out in the circular to shareholders dated 29 October 2004.

Following completion of the Transaction, Gold Fields International will be constituted a listed subsidiary of Gold Fields with a shareholding of approximately 70 percent.

4.	Conditions Precedent

The Transaction remains subject to, inter alia, the following principal conditions precedent:

•	the approval by a majority of shareholders of Gold Fields (voting in person or by proxy) at the general meeting to be held to approve the Transaction;

•	the approval by a majority of shareholders of IAMGold (voting in person or by proxy) at the special meeting of shareholders to be held to approve the Transaction; and

•	the listing of the consideration shares of IAMGold on the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”) (or, failing the NYSE, the American Stock Exchange (“AMEX”)).

5.	Pro-forma financial effects of the Transaction on Gold Fields

The pro forma financial effects of the Transaction including the modification thereto on Gold Fields set out below are based on Gold Fields’ audited results for the year ended 30 June 2004.

The pro forma financial effects have been prepared for illustrative purposes only to provide information on how the Transaction might have impacted on the results and financial position of Gold Fields had the Transaction occurred at the beginning of the year ended 30 June 2004. Because of their nature, the pro forma financial effects may not give a fair reflection of Gold Fields’ financial position at 30 June 2004, after the Transaction, or the effect on future earnings.

	Prior to modification			Post modification
	Before[1]	After[2]	Percentage[3]	After[7]	Percentage[8]
	SA cents	SA cents	change	SA cents	change
Headline earnings per share4&5	157	139	(11.5%)	140	(10.8%)
Earnings per share4&5	158	139	(12.0%)	140	(11.4%)
Net asset value per share[6]	3 042	3 500	15.1%	3 577	17.6%
Tangible net asset value per share[6]	3 042	2 903	(4.6%)	2 980	(2.0%)

Notes:

1.	Based on the audited consolidated financial statements of Gold Fields for the year ended 30 June 2004.

2.	Represents pro forma financial effects after the Transaction, prior to the modification as disclosed in the Circular.

3.	Represents the percentage change in the financial effects compared to Gold Fields before the Transaction, prior to the modification as disclosed in the Circular.

4.	In relation to the pro forma earnings and headline earnings it is assumed that:

a)	The Transaction was effective on 1 July 2003.

b)	IAMGold’s results were included for the 12 months ended 30 June 2004.

c)	The consideration for the Transaction was based on the market value of IAMGold at a share price of C$7.86.

d)	Fair value adjustments to IAMGold’s assets are amortised over the relevant operation’s economic life. (As a consequence of the transaction effectively resulting in the reverse acquisition of IAMGold by Gold Fields, the IAMGold assets are required to be fair valued.)

5.

IFRS requires that the Transaction be accounted for under the provisions of IFRS 3, which requires that Goodwill should not be amortised but tested for impairment. Earnings per share are therefore shown on this basis. Under Gold Fields’ previous policies (i.e. before the adoption of IFRS 3), pro forma earnings per share would have been 107 SA cents.

6.	In relation to pro forma net asset value and tangible net asset value it is assumed that:

a)	The Transaction was effective on 30 June 2004.

b)	The business combination arising from the Transaction will be accounted for by Gold Fields using the purchase method, resulting in IAMGold’s assets being restated to fair value.

c)	IAMGold’s financial position was included as at 30 June 2004.

d)	The consideration for the Transaction was based on the market value of IAMGold at a share price of C$7.86.

e)	Transaction costs estimated at R110m are included in the purchase consideration.

f)	Fair value adjustments to IAMGold’s listed investments and of gold bullion inventory are reflected in market prices as at 31 August 2004.

7.	Represents the pro forma financial effects after the Transaction, post the modification. The modification represent the impact on minority shareholders’ interest of after tax interest earned on $200 million cash and the impact on minority shareholders’ interest of $200 million less cash contributed to the Transaction.

8.	Represents the percentage change in the financial effects compared to Gold Fields before the Transaction, post the modification.

9.	No adjustment has been included for the potential additional shares to be issued by IAMGold in connection with the total net cash contributed by Gold Fields to the Acquired Companies from June 24,2004 through the completion date.

6.	Opinion

The Special Committee and the directors of IAMGold have received an opinion from RBC Capital Markets, as independent financial adviser, in a form and substance satisfactory to the Special Committee and the directors of IAMGold that, as of the date hereof, the consideration under the Transaction including the modification thereto remains fair, from a financial point of view, to IAMGold.

7.	Notice of general meeting

The notice of general meeting of Gold Fields shareholders which is set out in the circular to shareholders dated 29 October 2004, convening the general meeting to consider the resolutions required to approve and implement the Transaction, provides for the resolutions to be passed with or without modification and the vote on the modified resolution set forth below must occur on December 7, 2004. Shareholders’ attention is drawn to the proposed modification of the resolution to take account of the change in the composition of assets being disposed of to IAMGold.

The ordinary resolution number 1 will now read as follows:

“Resolved that the transfer to the IAMGold Group of the Acquired Interests, representing substantially all of Gold Fields’ subsidiaries assets located outside the Southern African Development Community, in terms of the Transaction, as modified by the announcement to shareholders on November 30, 2004, details of which are reflected in the Circular and the announcement, be and is hereby approved.”

8.	Salient dates

Salient dates and times for the general meeting:

Last day to lodge forms of proxy	Friday, 3 December 2004
General meeting at 09:00	Tuesday, 7 December 2004

The above dates and times are subject to change and any such change will be released on the Securities Exchange News Service and published in the press.

10.	Documentation

The following documentation will be available for inspection during normal business hours at the registered office of Gold Fields (24 St. Andrews Road, Parktown, 2193) from the date of this announcement until the date of the general meeting, copies of which will be despatched to Gold Fields’ shareholders and be available on Gold Fields website (www.goldfields.co.za):
•	this announcement;
•	pro forma condensed consolidated income statement and balance sheet of Gold Fields for the financial year ended 30 June 2004;
•	pro forma condensed consolidated income statement and balance sheet of Gold Fields International for the financial year ended 30 June 2004; and
•	the compilation report of PricewaterhouseCoopers in respect of the preparation of the pro forma financial information.

In addition, a copy of the amending agreement will be available for inspection at the address and during the times specified above.

Johannesburg

30 November 2004

Lead financial adviser and transaction sponsor	Rothschild

Co- financial Advisers	Goldman Sachs International, J P Morgan

Attorneys	Edward Nathan & Friedland, McCarthy Tetrault LLP

Sponsor	J P Morgan

Reporting accountants	PricewaterhouseCoopers

Cautionary Statements

In the United States, Gold Fields Limited (“Gold Fields”) will file a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Certain statements in this document constitute “forward looking statements” within the meaning of Section 27A of the US Securities Act of 1933 and Section 21E of the US Securities Exchange Act of 1934. Such forward-looking statements, including but not limited to those with respect to the price of gold, the timing and amount of estimated future production, costs of production, estimated operating results, reserve determination and reserve conversion rates, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of IAMGold or Gold Fields to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others, risks related to the integration of acquisitions, increased production costs, risks related to international operations, risks related to joint venture operations, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, currency devaluations, labour disruptions; changes in government regulations, particularly environmental regulations, changes in exchange rates, inflation and other macro-economic factors, as well as those factors discussed in the section entitled “Risk Factors” in the Form 40-F for IAMGold and the Form 20-F for Gold Fields as on file with the U.S. Securities and Exchange Commission in Washington, D.C. Although IAMGold and Gold Fields have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements speak only as of the date of this document.

Investors are advised that National Policy 43-101 of the Canadian Securities Administrators requires that each category of mineral reserves and mineral resources be reported separately. Investors and securities holders should refer to the annual information form of IAMGold for the year ended December 31, 2003, and material change reports filed by IAMGold since January 1, 2003 available at www.sedar.com, for this detailed information with respect to IAMGold, which is subject to the qualifications and notes set forth therein. United States investors are advised that while the terms “measured” and “indicated” resources are recognized and required by Canadian regulations, the SEC does not recognize them. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into reserves.